EXHIBIT 99.1

SPX FLOW Announces Preliminary Q2 2017 Financial Results
Updates 2017 Full Year Financial Guidance
Confirms 2018 Financial Framework Remains Intact

CHARLOTTE, NC - July 24, 2017 - SPX FLOW, Inc. (NYSE:FLOW) announced today select preliminary and unaudited financial results for the second quarter 2017. The company will release full details of its second quarter 2017 financial results on Wednesday, August 2, 2017.
“Over the past 18 months we’ve transitioned to an operating structure which has led to an improved cost position and a more streamlined organization. This has largely been accomplished by solid execution on our realignment program. We are nearing completion of this program with line-of-sight to realizing the full benefit of our targeted cost savings of $140 million in 2018. As a result of our progress, we have greater transparency to areas where we can improve our execution and serve customers more effectively. That said, we are still in the very early stages of our journey to transform SPX FLOW into a high performing operating enterprise and we continue to work towards building a stronger foundation for future growth and margin expansion,” said Marc Michael, President and Chief Executive Officer.
Michael continued, “Through the first six months of 2017 we achieved positive results on several fronts including solid order growth, strong cash generation and an improved financial position. Underscoring this progress, as compared to the end of 2016, our backlog has grown 19% and we reduced net debt* by 12%. As we move through the second half of the year and into 2018, we expect profitability to increase steadily driven by completing the final stages of our realignment program, improving productivity and increasing our focus on several continuous improvement initiatives.”
Jeremy Smeltser, Vice President and Chief Financial Officer said, “Today we updated our full year 2017 guidance to reflect our first half results and revised outlook for the second half of the year. We increased our revenue guidance to a range of $1,925 to $1,975 million primarily to reflect a $64 million benefit from currency, as well as a modest increase in organic revenue.”
Smeltser continued, “Adjusted EBITDA is now targeted to be between $195 to $215 million, as compared to our previous guidance of $210 to $230 million. The most notable changes are increased variable incentive compensation linked to order growth, the timing of cost savings from our realignment program and discrete operational items that impacted our Q2 results. These changes are partially offset by currency benefits and the increase in organic revenue.
“Adjusted earnings per share are now expected to be between $1.20 and $1.50. This reflects the changes noted above, as well as a ($0.10) per share increase in interest expense and a ($0.05) per share increase in other expense, related primarily to foreign currency losses incurred in the first half. Finally, we are maintaining our 2017 adjusted free cash flow guidance of $130 to $150 million.”
“Importantly, our 2018 financial framework remains intact, with the benefit of modestly higher revenue on improving order trends. And we are confident that the actions we are taking in the second half of 2017 will secure our cost savings target for 2018,” concluded Smeltser.
Second Quarter 2017 Preliminary Results
“During the second quarter, we experienced positive order momentum across many product lines, continued progress executing our realignment program and strong cash generation which led to further debt reduction. Revenue for the quarter was near the high end of our guidance range. However, adjusted operating income was near the low end of our guidance range due primarily to discrete operational items and the timing of cost savings related to restructuring actions,” said Michael.

Q2 2017 highlights:

•	Orders were ~$504 million, up 4% year-over-year

•	Backlog was ~$931 million, up 6% year-over-year

•	Revenue was ~$498 million

•	Operating cash flow was ~$48 million

•	Adjusted free cash flow* was ~$50 million

•	EPS is expected to be in the range of $0.23 to $0.25 per share

•	Adjusted EPS is expected to be in the range of $0.32 to $0.34 per share and includes ($0.02) of foreign currency losses recorded in other expense

The preliminary Q2 2017 financial results are presented below and represent the most current information available to management and are subject to change as the company completes its quarterly close process, including review procedures of its independent external auditor.

	Q2 2017 Pre-Adjusted Basis		Q2 2017 Adjusted Basis(1)
($ millions, except per share data)	Guidance	Preliminary Actuals	Guidance	Preliminary Actuals
Orders	NA	~$504	NA	~$504
Revenue	$480 to $500	~$498	$480 to $500	~$498
Segment Income	$50 to $60	$47 to $49	$50 to $60	$47 to $49
Special Charges	$5 to $10	~$7	$0	$0
Operating Income	$28 to $38	$28 to $30	$35 to $45	$35 to $37
Net Income	$12 to $16	$10 to $11	$17 to $21	$14 to $15
Earnings Per Share	$0.28 to $0.38	$0.23 to $0.25	$0.40 to $0.50	$0.32 to $0.34
EBITDA*	$45 to $55	$42 to $44	$50 to $60	$49 to $51
Operating Cash Flow	NA	~$48	NA	~$57
Free Cash Flow*	NA	~$41	NA	~$50

(1)
On an adjusted basis, Q2 2017 guidance excludes special charges and cash outflows related to the company’s realignment program. See attached schedules for reconciliation of all non-GAAP and adjusted items.

2017 Updated Full Year Financial Guidance

2017 Updated Full Year Financial Guidance
($ millions, except per share data)	Pre-Adjusted Basis	Adjusted Basis (1)
Revenue	$1,925 to $1,975	$1,925 to $1,975
Special Charges	~($40)	$0
Net income	$19 to $32	$50 to $63
Earnings Per Share	$0.45 to $0.75	$1.20 to $1.50
Operating Cash Flow	$110 to $130	$160 to $180
Free Cash Flow*	$80 to $100	$130 to $150
EBITDA*	$155 to $175	$195 to $215

(1)
On an adjusted basis, 2017 guidance assumes an effective tax rate of 30% and 42 million shares outstanding. It excludes ~$40 million of special charges and ~$50 million of cash outflows related to the company’s realignment program. See attached schedules for reconciliations of pre-adjusted guidance to adjusted guidance figures.

SPX FLOW President and Chief Executive Officer Marc Michael and Vice President and Chief Financial Officer Jeremy Smeltser will discuss the company's second quarter 2017 earnings during a conference call on August 2, 2017 at 8:30 a.m. Eastern time. Those interested in participating in the conference call should dial in five minutes prior to the start of the call. The call will be simultaneously webcast via the company's website at www.spxflow.com and the slide presentation will be available in the Investor Relations section of the site.

Conference call
Dial in: 877-346-3961
From outside the United States: +1 262-558-6099
Conference ID: 54119466

A replay of the call will be available by telephone through Saturday, August 12.

To listen to a replay of the call
Dial in: 855-859-2056
From outside the United States: +1 404-537-3406
Conference ID: 54119466

*Non-GAAP number. See attached schedules for reconciliation from most comparable GAAP number. Management believes these Non-GAAP metrics are commonly used financial measures for investors to evaluate our operating performance for the periods presented, and when read in conjunction with our consolidated financial statements, present a useful tool to evaluate our ongoing operations and provide investors with metrics they can use to evaluate our management of the business from period to period. In addition, these are some of the factors we use in internal evaluations of the overall performance of our business.

Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these Non-GAAP metrics are not intended to present all items that may have impacted these results. In addition, these Non-GAAP metrics are not necessarily comparable to similarly-titled measures used by other companies.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. The words "expect," "anticipate," "plan," "target," "project," "believe" and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change. Statements in this press release speak only as of the date of this press release, and SPX FLOW disclaims any responsibility to update or revise such statements.

About SPX FLOW, Inc.:
Based in Charlotte, North Carolina, SPX FLOW, Inc. (NYSE: FLOW) is a global supplier of highly engineered solutions, process equipment and turn-key systems, along with the related aftermarket parts and services, into the food and beverage, power and energy and industrial end markets. SPX FLOW has approximately $2 billion in annual revenues with operations in more than 30 countries and sales in more than 150 countries. To learn more about SPX FLOW, please visit our website at www.spxflow.com.

Investor and Media Contact:
Ryan Taylor, VP, Communications and Investor Relations
Phone: 704-752-4486
E-mail: investor@spxflow.com

SPX FLOW, INC. AND SUBSIDIARIES
ADJUSTED OPERATING CASH FLOW RECONCILIATION
(Unaudited; in millions)

	Q2 2017	2017
	Mid-Point Guidance	Mid-Point Guidance
Net cash from operating activities	$48	$120
Cash spending on restructuring actions	9	50
Adjusted net cash flow from operating activities	$57	$170

SPX FLOW, INC. AND SUBSIDIARIES
FREE CASH FLOW AND ADJUSTED FREE CASH FLOW RECONCILIATION
(Unaudited; in millions)

	Q2 2017	2017
	Mid-Point Guidance	Mid-Point Guidance
Net cash from operating activities	$48	$120
Capital expenditures	(7)	(30)
Free cash flow from operations	$41	$90

Free cash flow from operations	$41	$90
Cash spending on restructuring actions	9	50
Adjusted free cash flow from operations	$50	$140

SPX FLOW, INC. AND SUBSIDIARIES
ADJUSTED OPERATING INCOME RECONCILIATION
(Unaudited)

	Q2 2017
	Prior Mid-Point Guidance	Revised Mid-Point Guidance
Operating income	$33	$29
Special charges	7	7
Adjusted operating income	$40	$36

SPX FLOW, INC. AND SUBSIDIARIES
ADJUSTED NET INCOME RECONCILIATION
(Unaudited)

	Q2 2017		2017
	Prior Mid-Point Guidance	Revised Mid-Point Guidance	Prior Mid-Point Guidance	Revised Mid-Point Guidance
Net income attributable to SPX FLOW, Inc.	$14	$10	$44	$25
Special charges, net of tax	5	4	29	30
Adjusted net income attributable to SPX FLOW, Inc.	$19	$14	$73	$55

SPX FLOW, INC. AND SUBSIDIARIES
EBITDA AND ADJUSTED EBITDA RECONCILIATION
(Unaudited; in millions)

	Q2 2017		2017
	Prior Mid-Point Guidance	Revised Mid-Point Guidance	Prior Mid-Point Guidance	Revised Mid-Point Guidance
Net income attributable to SPX FLOW, Inc.	$14	$10	$44	$25

Income tax provision	5	3	21	16
Interest expense, net	16	16	57	63
Depreciation and amortization	15	15	58	61
EBITDA	50	44	180	165
Special charges	5	7	40	40
Adjusted EBITDA	$55	$51	$220	$205

SPX FLOW, INC. AND SUBSIDIARIES
ADJUSTED DILUTED EARNINGS PER SHARE RECONCILIATION
(Unaudited)

	Q2 2017		2017
	Prior Mid-Point Guidance	Revised Mid-Point Guidance	Prior Mid-Point Guidance	Revised Mid-Point Guidance
Diluted earnings per share	$0.33	$0.24	$1.05	$0.60
Special charges, net of tax	0.12	0.13	0.70	0.70
Net discrete tax items and other	—	(0.04)	—	0.05
Adjusted diluted earnings per share	$0.45	$0.33	$1.75	$1.35

SPX FLOW, INC. AND SUBSIDIARIES
NET DEBT RECONCILIATION
(Unaudited; in millions)

	Debt and Net Debt at
	July 1, 2017	December 31, 2016
Domestic revolving loan facility	$1.0	$68.0
Term loan	380.0	390.0
5.625% senior notes, due in August 2024	300.0	300.0
5.875% senior notes, due in August 2026	300.0	300.0
Trade receivables financing arrangement	—	21.2
Other indebtedness	39.9	42.4
Less: deferred financing fees	(11.8)	(12.8)
Total debt	$1,009.1	$1,108.8

Total debt	$1,009.1	$1,108.8
Less: debt balances under purchase card program	(22.2)	(17.9)
Less: cash and equivalents in excess of $50.0	(176.1)	(165.1)
Net debt(1)	$810.8	$925.8

(1) Represents net debt calculated in a manner consistent with the definition of certain related defined terms within our senior credit facilities.